                                                                    EXHIBIT 12.1

                           GOLF TRUST OF AMERICA, INC.
                    CALCULATION OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS
                                DECEMBER 31, 1999

                                                                                                 Period from
                                                                                                 February 12
                                                      Year ended             Year ended             though
                                                     December 31,           December 31,         December 31,
                                                     ------------           ------------         ------------

                                                         1999                  1998                 1997
                                                         ----                  ----                 ----
Pre-tax Income before Minority Interest                 18,257                17,736               11,767
Fixed charges
     Interest expense                                   15,603                 9,673                1,879
     Loan Cost Amortization                                958                   588                  280
                                                       -------               -------              -------
Total fixed charges before preferred stock
dividends                                               16,561                10,261                2,159

     Preferred stock dividends                           1,382

Total fixed charges                                     17,943                10,261                2,159

Earnings available for fixed charges:
     Earnings                                           18,257                17,736               11,767
     Add: Fixed charges before preferred stock
       dividends                                        16,561                10,261                2,159
                                                       -------               -------              -------

     Total earnings available for
       fixed charges                                    34,818                27,997               13,926
                                                       =======               =======              =======

Ratio of earnings to fixed charges (1)                    1.94                  2.73                 6.45

(1) The ratio of earnings to fixed charges has been computed based on the Company's continuing operations by dividing total earnings available for fixed charges, excluding preferred stock dividends, by total fixed charges. Fixed charges consist of interest expense and preferred stock dividends.

                                      F-1